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                                                                    EXHIBIT 3.30

             [Restated electronically for SEC filing purposes only]

                                RESTATED CHARTER
                                       OF
                  WILDHORSE SALOON ENTERTAINMENT VENTURES, INC.

                                       I.

The name of the corporation is Wildhorse Saloon Entertainment Ventures, Inc.

                                       II.

The corporation is authorized to issue 1,000 shares of common stock, with no par value.

                                      III.

The address of the initial registered office of the corporation shall be One Gaylord Drive, Nashville, Davidson County, Tennessee 37214. The initial registered agent at that office shall be F.M. Wentworth, Jr.

                                       IV.

The name and address of the incorporator of the corporation is One Gaylord Drive, Nashville, Tennessee 37214.

                                       V.

The address and county of the principal office of the corporation shall be One Gaylord Drive, Nashville, Tennessee 37214.

                                       VI.

The corporation is for profit.

                                      VII.

No shareholders shall have any pre-emptive rights to subscribe for or purchase any shares or other securities issued by the corporation.

                                      VIII.

No director of the corporation shall be personally liable for monetary damages as such to the corporation or its shareholders for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) under Section 48-18-304 of the
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Tennessee Business Corporation Act. If the Tennessee Business Corporation Act is
amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director of the corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as amended. Neither the amendment or repeal of this Article, nor the adoption of any provision of this Charter inconsistent with this Article, shall eliminate or reduce the effect of this
Article in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

      IN WITNESS WHEREOF, the undersigned has executed this Charter on this the 21st day of August, 1997.

                                           /s/ Peter C. Rousos
                                          --------------------------------------
                                           Peter C. Rousos, Sole Incorporator